UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 6, 2006
Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On March 6, 2006, Mr. Russel Marvin, was appointed Chief Operating Officer ("COO") of MTI MicroFuel Cells Inc. ("MTI Micro"), a majority-owned subsidiary of Mechanical Technology Incorporated ("MTI" or the "Company"). Mr. Marvin is responsible for the engineering and product development efforts at MTI Micro, including efforts regarding the possible future commercialization of Mobion fuel cells for portable power applications. Mr. Marvin previously was employed as Vice President of Engineering.

In connection with the appointment, Mr. Marvin and MTI Micro entered into an employment agreement dated March 6, 2006 (the "Agreement"). The Agreement has a term of two years, after which it will be renewed for successive one-year periods unless either party notifies the other of its intention to terminate the Agreement at least 30 days prior to the expiration date. The Agreement further provides (1) a base salary of $250,000; (2) a grant of 221,750 MTI stock options which vest in equal quarterly amounts over a four-year period at the rate of 6.25% per quarter, with the first vesting to occur three months from the date of the Agreement; (3) a grant of 150,000 MTI stock options which are performance-based and will vest upon the public announcement that MTI Micro has completed its milestone to have available operationally robust units for field testing by the end of 2006; and (4) compensation and equity parity with the individual hired in 2006 to become Chief Executive Officer (the "new CEO") of MTI Micro for the first 18 months of the Agreement whereby Mr. Marvin shall have the option to elect a compensation package that is equal to 70% of the new CEO's compensation package (base salary and performance bonus target, stock options, and restricted shares; excluding any one time amounts paid to the new CEO to reimburse for relocation costs). If Mr. Marvin elects the 70% compensation package, it shall become effective upon the commencement of the new CEO's employment with MTI Micro, and in such case Mr. Marvin's cash compensation and stock options shall be adjusted upward or downward, and/or restricted shares shall be granted, as necessary to achieve or maintain the 70% compensation package, provided that in no event shall his base salary be reduced to less than $250,000 per year. Any additional stock options or restricted shares granted as part of this provision will vest at the rate of 6.25% per calendar quarter. The Agreement also provides that if Mr. Marvin is terminated without cause, MTI Micro fails to renew his employment agreement at substantially equivalent terms or better or if there is a significant diminution of his job title, responsibilities, reporting relationship, or there is a relocation of his job to a location outside a 50-mile radius of MTI Micro's present location, then Mr. Marvin shall continue to receive 100% of his regular base salary for six months and certain benefits for a period of one year from the date of termination, and that his stock options will continue to vest during the period in which he receives termination pay. In the event he is involuntarily terminated without cause during the six months immediately following either a Change in Control, as defined in the 1999 MTI employee stock option plan and its amendment dated March 18, 1999, or the hiring of a new CEO, he shall continue to receive 100% of his regular base salary for a period of 12 months from the date of termination.

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The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.135 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Marvin will also be paid a $45,000 relocation bonus prior to the end of March 2006. This bonus was part of his original employment offer when he joined MTI Micro in April 2005.

Additionally on March 6, 2006, Juan Becerra, Vice President of Market and Business Development of MTI Micro, received annual stock based compensation in the form of stock option grants pursuant to the Company's stock incentive plans.

Mr. Becerra was granted options to purchase 75,000 shares of Company common stock which will vest in equal quarterly amounts over a four-year period at the rate of 6.25% per quarter, with the first vesting to occur three months from the date of grant, and options to purchase 50,000 shares of Company common stock which are performance-based and will vest upon the public announcement that MTI Micro has completed its milestone to have entered into an agreement with a lead consumer Original Equipment Manufacturer by the end of 2006.

All stock based compensation was granted on March 6, 2006 and was priced at $3.68 based on the closing price of the Company's stock on the NASDAQ National Market System on the date of grant.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.135	Employment Agreement dated March 6, 2006 between Russel Marvin and MTI MicroFuel Cells Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: March 8, 2006	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President, Chief Financial Officer and Secretary

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